EXHIBIT 5.1

October 6, 2003

Open Text Corporation

185 Columbia Street West

Waterloo, Ontario

Canada N2L 5Z5

Dear Sir or Madam:

Re:	Registration Statement on Form S-8 Relating to the Centrinity Stock Option Plan (“the Plan”)

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by Open Text Corporation (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 227,484 Common Shares of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the currently effective articles and by-laws of the Company, the minute books of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and the terms of any agreement relating to any of the options granted thereunder, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours truly,

/s/ Blake Cassels & Graydon LLP